Exhibit 99.1
News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com
Boeing International and Strategy Leader Hill Sets Retirement Plans

•	Allen appointed president of Boeing International

•	CFO Smith to oversee Business Development and Strategy

•	Myers to lead Boeing Capital Corporation

CHICAGO, Dec. 19, 2014 - Boeing International President Shephard W. Hill has announced his plans to retire from the company effective April 1, 2015. Hill, who also led the company’s Business Development & Strategy organization, served in a variety of key positions throughout his 28-year Boeing career.
Marc Allen has been appointed to succeed Hill, 62, as president, Boeing International, overseeing the company’s international business initiatives with leadership responsibilities for 18 Boeing in-country operations around the world. Allen, 41, will move from Boeing Capital Corp., the company’s financing subsidiary, where he served as president. Boeing Executive Vice President and Chief Financial Officer Greg Smith will take on Hill’s responsibilities in business development and strategy.
Hill has been on the company’s Executive Council since 2006 when he was appointed Boeing’s first corporate strategy leader and has held the international leadership position since 2007.
“Shep’s impact and influence across the entire company has been enormous over his nearly three decades of service,” said Boeing Chairman and CEO Jim McNerney. “In multiple roles Shep has helped shape our corporate strategy, expand our global presence and enable our business growth. His disciplined leadership, broad experience and global perspective will be missed,” McNerney added.
Allen returns to Boeing International after serving as president of Boeing China from 2011-2013 and, previously, as international general counsel.
“As a business leader who has lived and worked outside the U.S. and who helped build our international capability, Marc knows what’s needed to support our expanding global presence, business interests and stakeholder relationships worldwide,” said McNerney. “His sharp intellect, diverse experience and global mindset will serve our company and our customers well in this role.”
Tim Myers, 55, vice president and general manager, Aircraft Financial Services for Boeing Capital Corp., will succeed Allen as president of the company’s wholly owned financing subsidiary, which is primarily responsible for arranging, structuring and providing financing for Boeing products and services.
Allen and Myers move into their new roles February 15, when Allen also will join the company’s Executive Council, reporting to McNerney. Myers will report to Dave Dohnalek, Boeing vice president Finance and Treasurer, and Chairman of Boeing Capital Corp.
Hill has held the Business Development and Strategy leadership role-concurrent with his Boeing International role-since October 2009, having also held the post from 2006 to 2007. Previously, he was vice president of Business Development at Boeing Defense, Space & Security and was responsible for the development, integration and implementation of customer and business strategies. He joined Boeing when the company acquired Rockwell’s aerospace and defense business in 1996.
In China, Allen oversaw the company’s largest market outside the U.S. as its annual delivery pace nearly doubled. He was responsible for the development and implementation of the Boeing China strategy, expanding industrial partnerships and corporate citizenship initiatives, as well as for leading companywide functions, including government and corporate affairs.
As Boeing International general counsel, he led the company’s international legal practice group from its 2007 inception. He joined the company with extensive experience as a lawyer, including appointment as U.S. Supreme Court Justice Anthony M. Kennedy’s law clerk, and as a consultant.
Myers joined Boeing in 2005 from Bombardier, where he served in various positions including vice president and general manager of structured finance. In 2009 he was promoted to Aircraft Finance Services vice president, and senior managing director of structured finance.

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Contact:
John Dern
Boeing Corporate Offices
312-544-2002